Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2013, with respect to the financial statements of GreenHaven Commodity Services, LLC. This report, included in the Form 8-K of GreenHaven Continuous Commodity Index Fund and GreenHaven Continuous Commodity Index Master Fund filed on April 30, 2013, is incorporated by reference in this Registration Statement and Prospectus.  We consent to incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Atlanta, Georgia
May 21, 2013